Exhibit 99.8
Scott Family First Interstate BancSystem, Inc. (“FIBK”) Shareholders Group
Committee Charter
Adopted 2-21-20

Rationale
WHEREAS, the Scott Family (the “Family”) has a long history of ownership of FIBK, initially, as a private company, and, after FIBK went public in 2010, as a major shareholder of FIBK; and
WHEREAS, the Family currently owns high-vote FIBK “B Common Shares” adequate to collectively control over 50% of the voting rights of all FIBK shareholders. FIBK’s one-vote-per-share “A Common Shares” are listed on the NASDAQ stock exchange; and
WHEREAS, Family members currently hold four of fourteen seats on the Board of Directors of FIBK, and three other family members are currently designated as “Board Observers.” In those roles, those Family members have access to material non-public information (“MNPI”) of FIBK; and
WHEREAS, Board members owe fiduciary duties of care and loyalty to FIBK and all FIBK shareholders. Board Observers are not subject to those fiduciary duties, but must sign a Board Observer and Confidentiality Agreement (the “BOCA”), which also contains restrictions on insider trading consistent with FIBK’s Insider Trading Policy, and abide by any blackout, approval or notification requirements specified therein. Family members who are Board Directors and other Family members who will be part of the “Shareholder Group” (as defined below), are or will be subject to confidentiality agreements having comparable terms to the BOCA (collectively, the “Confidentiality Agreements”). Both Directors, and Board Observers who enter into a BOCA, are permitted by FIBK to use MNPI solely for the benefit of FIBK. In addition, the Family members who are Board Directors or Board Observers or are otherwise members of the SSFFG are further authorized by FIBK to use MNPI for their own benefit, but only when acting solely in their capacities as shareholders of FIBK, consistent with the approved purposes outlined in their respective Confidentiality Agreements; and
WHEREAS, shareholders have the right to vote their shares consistent with their own best interests when considering any action requiring a shareholder vote to approve such action, including, without limitation, the election of directors, approving the issuance of greater than 20% of the outstanding shares of FIBK, and potential mergers of FIBK with third parties; and
WHEREAS, the Family Board members have been informed by FIBK management and their fellow Directors that it would be in the best interest of FIBK for management and those other Directors to understand the Family’s perspective on certain major matters requiring shareholder approval, including significant potential M&A transactions and director elections, and other issues of interest to the Family; and
WHEREAS, the Family recognizes that potential exists for its collective ownership interests not to be in alignment with each other and other shareholders of FIBK in all instances; and
WHEREAS, in order to receive exemption from certain NASDAQ listing rule governance requirements, which exemptions are available to “controlled companies” (as defined by NASDAQ), certain Family members who collectively control A Common Shares and B Common Shares of FIBK that possess over 50% of the voting power of all outstanding shares of FIBK have formed a group and have filed a Schedule 13D with the Securities and Exchange Commission (“SEC”), identifying the members of that group. The Schedule 13D filing group is made up of four current Directors (Jim Scott, James Scott, John Heyneman and Jon Scott) and three current Board Observers (Homer Scott, Tom Scott, and Susan Heyneman). Assuming that Jon Scott (Director) and James Scott (Director) are added to the Schedule 13D filing group, which additions are acceptable to the existing filing group, that group will include all current Family members who are either Directors or Board Observers of FIBK. In addition, Homer A. Scott, Jr. has requested that his daughter, Sandra Suzor, be added to the filing group, which is also acceptable to the existing filing group. In addition, in order to maintain multi-generational representation from all branches of the Family, Risa Kae Scott and her nephew, Jeremy Scott, have requested to be added to the filing group, which is also acceptable to the existing filing group. The Schedule 13D filing group, as so revised, will then have multi-generational membership from all five branches of the Family, thereby providing for branch generational succession in each of the five branches.

THEREFORE, it is the intent of the Family to reorganize the Schedule 13D filing group so that it includes the ten Family members mentioned above. It will be referred to internally as the “Scott Family FIBK Shareholder Group” (the “Shareholder Group”). Its purposes will be expanded so that, in addition to enabling FIBK to qualify for NASDAQ controlled company exemption, it will also review important shareholder issues prior to the taking of a vote of FIBK shareholders, attempt to reach a consensus point of view on those issues, and be in a position to communicate that consensus to FIBK management and Board of Directors sufficiently in advance of any such shareholder vote.
Charter of Scott Family FIBK Shareholder Group
Purposes: The Shareholder Group will: (1) Periodically review important shareholder issues prior to shareholder voting and attempt to reach a consensus point of view on each issue, (2) Communicate that consensus point of view to FIBK management and the Board of Directors sufficiently in advance of any such shareholder vote, and (3) Continue to act such that FIBK will continue to qualify for NASDAQ controlled company status, thereby allowing Family members to serve on the FIBK Board’s Compensation and Governance and Nomination Committees.
Membership: Members of the Shareholder Group will be Family shareholders who collectively hold greater than 50% of the voting power of the outstanding common shares of FIBK. If the Shareholder Group membership changes, to add a Family member who is neither a FIBK Director or Board Observer (e.g., Ms. Suzor, unless she becomes a FIBK Director or Board Observer), as a condition to including such new Family member to the Shareholder Group, that individual must first enter into a separate Confidentiality Agreement with FIBK under which that Family member agrees to comply with FIBK insider trading and confidentiality agreements to the same extent as all current Shareholder Group members. Currently, representation from all five Family branches in the Shareholder Group is required to achieve a collective ownership threshold in excess of 50% of the outstanding voting power of FIBK. For that reason, and to provide a basis for reaching a consensus that the broader Family will more likely accept, the Shareholder Group strongly encourages succession planning for future Shareholder Group membership by each Family branch. New members will be selected in order to achieve ownership threshold and promote succession. New members will be selected by majority vote of the current members of the Shareholder Group, with input sought from Shareholder Group members regarding their own branch succession plans.
Leadership: The Shareholder Group will elect a Chair annually. The responsibilities of the Chair will be to: (1) call meetings of the Shareholder Group, (2) develop an agenda for such meetings (with input from the members), (3) provide leadership during the meetings, (4) update Shareholder Group members between meetings, as and when appropriate to do so, (5) work with the members to find and engage resources to serve the Shareholder Group, as and when necessary, (6) develop a budget for Shareholder Group approval, (7) oversee the communication process with FIBK management and non-Family Board members on issues of concern to the Shareholder Group, and (8) act on such other matters as the Shareholder Group may request, from time-to-time. The Shareholder Group will utilize the services of Scott Family Services, Inc., including administrative support and funding.
Meetings: The Shareholder Group will meet at least quarterly, and at such other times as the Chair may deem necessary or appropriate (with input from the members). The quarterly meetings will allow the Shareholder Group to discuss, from the perspective of the Family shareholders, matters of concern to shareholders arising at or prior to such time. Such Shareholder Group discussions may include reference to MNPI of FIBK. The Shareholder Group expects important issues for discussion to include FIBK strategy, director elections and M&A activity. From time-to-time, FIBK management and/or independent FIBK Directors may be invited to attend meetings of the Shareholder Group. Other presenters or resources may also be invited, as the Chair or the Shareholder Group generally deems appropriate.
Shareholder Group decisions and actions: The Shareholder Group is composed of Family shareholders. Family shareholders make decisions by voting their shares. The Shareholder Group will only be able to act in a unified manner, and communicate clearly with FIBK management and the Board, if its Family shareholder members are able to reach a consensus on issues considered by the Shareholder Group. Therefore, the goal is to have Shareholder Group decisions made by consensus, with Shareholder Group members voluntarily agreeing to vote their shares of FIBK common stock in accordance with that consensus. Whether or not the Shareholder Group reaches a consensus, however, all members of the Shareholder Group understand that each of them will be free to vote the FIBK shares beneficially owned by such other member as such member may choose. The Shareholder Group members understand that the goal of consensus may not always be achieved.

Relationship with the broader Family shareholder group: Twice each calendar year, the Shareholder Group will arrange for a gathering of all members of the Family who are FIBK shareholders. At that gathering, the Shareholder Group will discuss subjects of interest to the broader Family shareholder base. These meetings may include, by invitation from the Shareholder Group, members of FIBK management and/or independent Directors. No member of the Shareholder Group may share FIBK MNPI with any member of the broader Family group, either at these meetings or in any other venue. The broader Family meetings will be scheduled to keep the broader group advised on FIBK issues relevant to Family shareholders. The Shareholder Group intends for such meetings to take place prior to any meeting of shareholders of FIBK at which FIBK shareholders will be voting. Within the limits of applicable SEC rules and regulations regarding solicitation of proxies, the Shareholder Group will explain any action recommended by the Shareholder Group for the consideration of the other Family shareholders.
No agreement as director: Each member of the Shareholder Group who is also a FIBK Director will participate on the Shareholder Group only in his or her capacity as a FIBK shareholder. No action or decision of the Shareholder Group will limit or restrict any action taken by a FIBK Director in his or her capacity as a FIBK Director.